SEI OPPORTUNITY MASTER FUND, L.P.
                            One Freedom Valley Drive
                                 Oaks, PA 19456

                   IF YOU DO NOT WANT TO SELL FUND INTERESTS
     AT THIS TIME OR IF YOU PURCHASED THE FUND SUBSEQUENT TO APRIL 1, 2005,
                          PLEASE DISREGARD THIS NOTICE.
           THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.






December 23, 2005

Dear SEI Opportunity Master Fund, L.P. Investor:

We are writing to inform you of important dates relating to a tender offer by SEI Opportunity Master Fund, L.P. (the "Fund"). IF YOU DID NOT MAKE INITIAL INVESTMENT IN THE FUND ON OR BEFORE APRIL 1, 2005 OR ARE NOT INTERESTED IN
SELLING YOUR LIMITED PARTNERSHIP INTERESTS IN THE FUND ("INTEREST" OR "INTERESTS" AS THE CONTEXT REQUIRES) AT THIS TIME, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.



The tender offer period will begin on December 30, 2005 and end at 5:00 p.m., Eastern Time, on January 26, 2006, unless extended. The purpose of the tender offer is to provide liquidity to Investors holding Interests. Investors may present Interests to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

If you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope. If you do not wish to tender all or any portion of your Interest, simply disregard this notice.

All tenders of Interests must be RECEIVED by the Fund's custodian, SEI Private Trust Company, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by 5:00 p.m., Eastern Time on January 26, 2006. You may confirm SEI Private Trust Company's receipt of your Letter of Transmittal by calling your account service director.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your account service director.


Sincerely,

SEI OPPORTUNITY MASTER FUND, L.P.